Exhibit 99.2
Unaudited Condensed Combined Pro Forma Financial Information
     On February 1, 2006, WebSideStory, Inc., a Delaware corporation (“Parent” or “WebSideStory”), VS Acquisition, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), Visual Sciences, LLC, a Delaware limited liability company (the “Company”), and Ned Scherer, as the Member Representative (the “Member Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company merged with and into Merger Sub (the “Merger”) on February 1, 2006. As a result of the Merger and pursuant to the terms of the Merger Agreement, Merger Sub changed its name to Visual Sciences, LLC and the Company’s business is now operated as a wholly owned subsidiary of Parent (the “Surviving Company”).
     Under the terms of the Merger Agreement, in exchange for all outstanding units of membership interest (the “Units”) and options to purchase Units of the Company, Parent issued 568,512 shares of common stock (the “Escrowed Common Stock”), warrants to purchase 1,082,923 shares of Parent common stock (the “Warrants”), which expire on August 1, 2007 and have an exercise price of $18.4685 per share, senior notes in an aggregate principal amount of $20.0 million (the “Senior Notes”) and paid $22.0 million in cash to former holders of Units of the Company. Parent has also granted, pursuant to its existing equity incentive plan, 189,507 shares of restricted common stock to certain employees of the Company, which vest on January 30, 2007. In addition, Parent granted non-qualified stock options to purchase 350,000 shares of Parent common stock to certain Company employees after the closing of the Merger (the “Closing”) at fair market value on the date of grant.
     The Senior Notes accrue interest at a rate of 4% per annum and mature on August 1, 2007. The Senior Notes are subject to mandatory repayment, on demand, at any time after April 1, 2007 or upon certain underwritten public offerings of Parent common stock and must be repaid if Parent incurs indebtedness that ranks senior or pari passu with the priority of payment attributable to the indebtedness represented by the Senior Notes, subject to certain exceptions for permitted indebtedness under the Senior Notes. Parent has the right to prepay the Senior Notes at any time without premium or penalty.
     The Escrowed Common Stock will be held in escrow for a period not to exceed 14 months to secure indemnification obligations of the Company. Any part of the Escrowed Common Stock paid to the former owners of the Company will be accounted for as additional purchase price if, and when, such part of the escrow amount is no longer subject to the indemnification obligations under the escrow agreement.
     For purposes of the unaudited condensed combined pro forma financial statements, WebSideStory assumed an aggregate purchase price of approximately $47.4 million, including approximately $22.0 million in cash, $5.4 million in warrants and $18.7 million in Senior Notes as well as estimated transaction expenses of $1.3 million. The $5.4 million value assigned to the warrants, which were fully vested upon issuance was calculated using the Black-Scholes valuation model based on, among other things, the average closing price of WebSideStory’s common stock from the period two days before to two days after the public announcement of the Merger of $18.92, a warrant exercise price of $18.4685, a term of 1.5 years, volatility of 47% and 1,082,923 shares of Parent common stock. The $18.7 million value assigned to the Senior Notes is the calculated fair market value of the notes based on a discount rate of 9.5%. The 189,507 shares of restricted common stock have not been included in the calculation of the aggregate purchase price as they served to replace existing un-vested options already held by the former holders of Units of the Company. The 350,000 options to purchase shares of Parent common stock have also been excluded from the calculation as they were not granted as consideration for the transaction.
     The unaudited condensed combined pro forma financial statements reflect adjustments that are based on estimates of the allocation of the purchase price to the identified assets and liabilities acquired by WebSideStory. Such estimates and allocations are based on available information and certain assumptions that management believes are reasonable. WebSideStory has obtained a preliminary valuation report of intangible assets from independent valuation consultants that is reflected in the values assigned in these condensed combined pro forma financial statements including the preliminarily assessed useful lives and amortization method. The acquisition of the company was a taxable transaction. The tax related adjustments reflected in the condensed combined pro forma financial statements are based on preliminary assumptions. WebSideStory expects to finalize its valuation study and analysis of the tax implications related to this transaction including the need to record any deferred tax balances prior to the issuance of the quarterly report on Form 10-Q for the period ended June 30, 2006. The allocation of the purchase price is preliminary.

The preliminary purchase price allocation is as follows (dollars in thousands):

Tangible assets at fair market value	$7,063
Liabilities assumed at fair market value	(3,190)
Identified intangible assets at fair market value	18,280
Excess purchase price — goodwill	25,246

Total purchase price including acquisition costs	$47,399

     The following unaudited condensed combined pro forma financial statements are based on the historical financial statements of WebSideStory and the Company and have been prepared for illustrative purposes only. The pro forma adjustments are based upon information available to WebSideStory at the time these unaudited condensed combined pro forma financial statements were prepared and assumptions that management believes are reasonable. The unaudited condensed combined pro forma balance sheet has been prepared to reflect the Merger as if it had taken place as of December 31, 2005. The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2005 has been prepared assuming that the acquisition occurred as of January 1, 2005.
     The unaudited condensed combined pro forma financial information is based on certain assumptions and adjustments described in the notes to the unaudited condensed combined pro forma financial information included in this report and is not necessarily indicative of the financial position or results of operations that would have occurred had the Merger been consummated on the dates indicated. The unaudited condensed combined pro forma financial statements, including the related notes, should be read in conjunction with the historical financial statements of WebSideStory included in our Form 10-K for the year ended December 31, 2005.

WebSideStory, Inc.

WEBSIDESTORY, INC.
CONDENSED COMBINED PRO FORMA BALANCE SHEET
December 31, 2005
(Unaudited)
(In thousands, except per share amounts)

	WebSideStory,	Visual Sciences,
	Inc.	LLC	Pro Forma		Pro forma
	Historical	Historical	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$19,968	$3,041	$(22,000	) (1)	$1,009
Investments	11,712	—			11,712
Accounts receivable, net	7,842	2,557			10,399
Deferred tax asset	507	—	538	(2)	1,045
Prepaid expenses and other current assets	2,304	171			2,475

Total current assets	42,333	5,769	(21,462)		26,640
Note receivable	—	40			40
Property and equipment, net	2,532	1,679	(199	) (3)	4,012
Intangibles	6,901	—	18,280	(4)	25,181
Goodwill	21,286	—	23,911	(5)	45,197
Investments	3,276	—			3,276
Deferred tax asset	9,166	—			9,166
Other assets	2,249	—			2,249

	$87,743	$7,488	$20,530		$115,761

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$4,757	$521	$1,255		$6,533
Deferred revenue	12,801	—			12,801
Third party licensing fees payable	—	800			800
Unearned revenue	—	5,618	(4,382	) (6)	1,236
Capital lease short term	83	—			83

Total current liabilities	17,641	6,939	(3,127)		21,453
Deferred rent	108	—			108
Capital lease long term	90	—			90
Long-term Debt	—	—	18,740	(7)	18,740
Unearned revenue	—	341	(266	) (6)	75
Other liabilities	88	—			88

Total liabilities	17,927	7,280	15,347		40,554

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—			—
Common stock	18	—			18

Class A membership units	—	1,436	(1,436	) (8)	—
Class B convertible membership units	—	(1,361)	1,361	(8)	—
Class C convertible membership units	—	133	(133	) (8)	—

Additional paid in capital	114,934	—	5,391	(9)	120,325
Unearned stock-based compensation	(630)	—			(630)
Accumulated other comprehensive income	103	—			103
Accumulated deficit	(44,609)	—			(44,609)

Total stockholders’ equity	69,816	208	5,183		75,207

	$87,743	$7,488	$20,530		$115,761

See notes to the unaudited condensed combined pro forma balance sheet

WebSideStory, Inc.
Notes to Unaudited Condensed Combined Pro Forma Balance Sheet
December 31, 2005
The unaudited condensed combined pro forma balance sheet gives effect to the following pro forma adjustments:
(1)	These adjustments reflect the cash paid to the former owners of the Company and the recognition of estimated transaction costs of $1.3 million as accounts payable.

(2)	This adjustment reflects the establishment of a deferred tax asset related to the income derived from the realization of the estimated unearned revenue as this income will not be taxable.

(3)	This adjustment reflects the revision to the Company’s property and equipment based on estimated remaining useful lives to conform to WebSideStory’s accounting policies.

(4)	This adjustment reflects the aggregate estimated value of the identified intangible assets of $10.7 million in complete technology, $7.3 million in customer relationships and $0.3 million in trade name. These intangible assets are being amortized over 7.5 years, 7.5 years and 3 years for the complete technology, customer relationships and trade name, respectively, using an amortization method based on the weighted average expected future cash flows related to the intangible assets.

(5)	This adjustment reflects the excess of the purchase price over the estimated fair values of the identified tangible and intangible assets and liabilities of $23.9 million which has been recorded as goodwill.

(6)	This adjustment reflects the decrease in unearned revenue to arrive at its estimated fair market value. The decrease was calculated based on the net present value of the estimated future cost to satisfy the underlying obligations.

(7)	This adjustment reflects the calculated fair value of the $20.0 million Senior Notes issued to the former owners of the Company. The value was calculated using a discount rate of 9.5%.

(8)	This adjustment reflects the elimination of the Company’s equity accounts.

(9)	This adjustment reflects the issuance of fully vested warrants to purchase WebSideStory common stock issued to the former owners of the Company. The $5.4 million value assigned to the warrants was calculated using the Black-Scholes valuation model based on, among other things, the average closing price of WebSideStory’s common stock from the period two days before to two days after the public announcement of the Merger of $18.92, a warrant exercise price of $18.4685, an expected term of 1.5 years, volatility of 47% and 1,082,923 shares of Parent common stock. As these warrants were fully vested upon the close of the transaction, there will be no related adjustment to record stock based amortization expense in the unaudited condensed combined pro forma statement of operations.

WEBSIDESTORY, INC.
CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
Year Ended December 31, 2005
(Unaudited)
(In thousands, except per share amounts)

	WebSideStory,	Visual Sciences,
	Inc.	LLC	Pro Forma		Pro forma
	Historical	Historical	Adjustments		Combined
Revenues
Subscriptions	$37,728	$—			$37,728
Advertising	1,724	—			1,724
Licensing	—	8,784			8,784

Total revenues	39,452	8,784			48,236

Cost of revenues
Cost of revenue	6,516	3,115			9,631
Amortization of intangibles	202	—	$1,227	(1)	1,429
Stock-based compensation	58	—	1,312	(2)	1,370

Total cost of revenues	6,776	3,115	2,539		12,430

Gross profit	32,676	5,669	(2,359)		35,806

Operating expenses
Sales and marketing	14,471	1,771			16,242
Technology development	4,621	1,031			5,652
General and administrative	5,739	2,038			7,777
Legal settlement	—	1,000			1,000
Amortization of intangibles	1,147	—	1,041	(1)	2,188
Stock-based compensation (*)	940	—	2,274	(2)	3,214

Total operating expenses	26,918	5,840	3,315		36,073

Income from operations	5,758	(171)	(5,854)		(267)

Interest and other income (expense)	828	39	(1,860	)(3)	(1,763)
			(770	)(4)

Income before provision for income taxes	6,586	(132)	(8,484)		(2,030)

Provision for income taxes	(3,073)	—	(3,446	)(5)	(6,519)

Net income	$9,659	$(132)	$(5,038)		$4,489

Net income (loss) per share attributable to common shareholders:
Basic	$0.56		$(0.30)		$0.26
Diluted	$0.51		$(0.27)		$0.24

Weighted average number of shares used in per share amounts
Basic	17,231,411				17,231,411
Diluted	18,774,978		189,507	(6)	18,964,485

(*) Stock-based compensation
Sales and marketing	$183	$350	$533
Technology development	334	962	1,296
General and administrative	423	962	1,385

	$940	$2,274	$3,214

See notes to the unaudited condensed combined pro forma statement of operations

WebSideStory, Inc.
Notes to Unaudited Condensed Combined Pro Forma Statements of Operations
The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2005 gives effect to the following pro forma adjustments:
(1)	This adjustment reflects the amortization of the identified intangible assets of $10.7 million in complete technology, $7.3 million in customer relationships and $0.3 million in trade name. The complete technology amortization is reflected in cost of revenues and the customer relationship and trade name amortization is reflected in operating expenses. These intangible assets are being amortized over 7.5 years, 7.5 years and 3 years for the complete technology, customer relationships and trade name, respectively, using an amortization method based on the weighted average expected future cash flows, or economic benefit, related to the intangible assets.

(2)	This adjustment reflects the stock based compensation expense related to the 189,507 shares of restricted common stock issued to certain employees of the Company, which vest over one year. The fair value of the restricted common stock was determined using a common stock price of $18.92.

(3)	This adjustment reflects the interest expense recorded on the Senior Notes issued in the Merger. The interest expense is based on a discount rate of 9.5%.

(4)	This adjustment reflects the reduction of interest income related to the cash used in the Merger. The calculation is based on a weighted average return on investments of 3.5%.

(5)	This adjustment reflects the estimated income tax benefit the Company would have incurred using an estimated rate of 40% which is comprised of an estimated 34% federal income tax rate and a 6% state income tax rate.

(6)	The increase to the weighted average diluted shares outstanding consists of the restricted common stock. Neither the warrants issued nor the common stock issued to escrow are included as basic or diluted shares outstanding as the warrants were out of the money and the shares issued to escrow are contingent purchase price consideration.